Exhibit 99.1

Mallinckrodt Announces Appointment of Susan Silbermann to its Board of Directors

DUBLIN – October 6, 2022 – Mallinckrodt plc (OTCMKTS: MNKPF) (“Mallinckrodt” or the “Company”), a global specialty pharmaceutical company, today announced that it has appointed Susan Silbermann to its Board of Directors, effective October 5, 2022. With the addition of Ms. Silbermann, the Mallinckrodt Board will expand to nine directors, eight of whom are independent.

“Susan is a highly respected and deeply experienced global executive in the healthcare industry, and we are pleased to welcome her to Mallinckrodt’s Board,” said Paul Bisaro, Chairman of the Mallinckrodt Board of Directors. “Susan brings an important perspective, with decades of leadership experience across established and unique healthcare brands. We look forward to benefiting from her deep expertise and insights as we continue to strengthen the organization, sharpen our execution and deliver innovative therapies for patients.”

“I am excited to join the Mallinckrodt Board at this transformative moment for the Company,” said Ms. Silbermann. “With a strong platform in place, I see compelling opportunities ahead to grow the business, develop the pipeline and, most importantly, serve the many patients who can benefit from Mallinckrodt’s products. I look forward to helping the Company deliver on its patient-first business priorities as we generate long-term value for Mallinckrodt shareholders.”

During her 34-year career at Pfizer, Ms. Silbermann held numerous positions of increasing responsibility spanning public health, marketing, commercial development and general management in U.S. and international markets. As Chair of the Pfizer Global COVID-19 Task Force, she developed and led an organization-wide task force overseeing the safety and well-being of 100,000 colleagues in more than 100 countries. Alongside this role, Ms. Silbermann served as Global President, Emerging Markets from 2018 to 2020, with operational and managerial responsibility for the entire Pfizer portfolio in China, Asia, Latin America, Africa and the Middle East, including the initial supply of COVID-19 vaccines in these regions. From 2012 to 2018, she served as President and General Manager, Pfizer Vaccines, creating the basis for much of Pfizer’s current vaccine pipeline and portfolio and establishing and leading one of three inaugural global business units at Pfizer. Previously, Ms. Silbermann held the titles of Regional President, Latin America and Senior Vice President, Commercial Development at Pfizer.

Ms. Silbermann currently serves on the boards of LianBio and HilleVax, Inc. She also serves on the board of IAVI, an NGO focused on advancing vaccines and medicines for HIV-AIDS and other emerging infectious diseases, and is a board member for Meet the Writers, an education non-profit.

Ms. Silbermann holds a B.S. in Biology and French from Tufts University, an M.B.A. in Marketing and International Business from New York University and a Master of Administration degree in French Social and Political Sciences from New York University.

About Mallinckrodt

Mallinckrodt is a global business consisting of multiple wholly owned subsidiaries that develop, manufacture, market and distribute specialty pharmaceutical products and therapies. The Company’s Specialty Brands reportable segment’s areas of focus include autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology, pulmonology, ophthalmology and oncology; immunotherapy and neonatal respiratory critical care therapies; analgesics; cultured skin substitutes and gastrointestinal products. Its Specialty Generics reportable segment includes specialty generic drugs and active pharmaceutical ingredients. To learn more about Mallinckrodt, visit www.mallinckrodt.com.

Mallinckrodt uses its website as a channel of distribution of important company information, such as press releases, investor presentations and other financial information. It also uses its website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the U.S. Securities and Exchange Commission (SEC) disclosing the same information. Therefore, investors should look to the Investor Relations page of the website for important and time-critical information. Visitors to the website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations page of the website.

FORWARD-LOOKING STATEMENTS

Statements in this release that are not strictly historical, including statements regarding Mallinckrodt’s future financial condition and operating results, legal, economic, business, competitive and/or regulatory factors affecting Mallinckrodt’s businesses, and any other statements regarding events or developments Mallinckrodt believes or anticipates will or may occur in the future, may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. The “Risk Factors” section of Mallinckrodt’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as updated by Mallinckrodt’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2022 and other filings with the SEC identify and describe in more detail the risks and uncertainties to which Mallinckrodt’s businesses are subject. The forward-looking statements made herein speak only as of the date hereof and Mallinckrodt does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

CONTACTS

Investor Relations

Daniel J. Speciale

Global Corporate Controller and Chief Investor Relations Officer

314-654-3638

daniel.speciale@mnk.com

Derek Belz

Vice President, Investor Relations

314-654-3950

derek.belz@mnk.com

Media

Michael Freitag / Aaron Palash / Aura Reinhard

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Mallinckrodt, the “M” brand mark and the Mallinckrodt Pharmaceuticals logo are trademarks of a Mallinckrodt company. Other brands are trademarks of a Mallinckrodt company or their respective owners. ©2022 10/22.